Press Release
FOR RELEASE: December 21, 2023

APOGEE ENTERPRISES REPORTS FISCAL 2024 THIRD QUARTER RESULTS

•Third quarter diluted EPS grows 15% to $1.23, on net sales of $340 million

•Operating margin expands 170 bps to 11.1%

•New project awards drive 15% sequential backlog growth in Architectural Services

•Year-to-date cash flow from operations increases $78 million to $129 million

•Increasing full-year adjusted diluted EPS outlook to a range of $4.55 to $4.70

MINNEAPOLIS, MN, December 21, 2023 – Apogee Enterprises, Inc. (Nasdaq: APOG) today reported its fiscal 2024 third-quarter results. The Company reported the following selected financial results:

	Three Months Ended
($ in thousands, except per share amounts)	November 25, 2023	November 26, 2022	% Change
Net Sales	$339,714	$367,847	(7.6)%
Operating income	$37,647	$34,761	8.3%
Operating margin %	11.1%	9.4%	18.1%
Diluted earnings per share	$1.23	$1.07	15.0%
Additional Non-GAAP Measures[1]
Adjusted diluted earnings per share	$1.23	$1.07	15.0%
Adjusted EBITDA	47,281	44,686	5.8%

“Our team continued to deliver strong results, with another quarter of year-over-year margin expansion, double-digit adjusted EPS growth, and significantly improved cash flow, despite lower revenue,” said Ty R. Silberhorn, Chief Executive Officer. “Execution of our strategy continues to drive improved performance, enabling us to achieve operating margin above our 10% target for the second consecutive quarter.”
1 See Use of Non-GAAP Financial Measures and a reconciliation to the most directly comparable GAAP measures later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Mr. Silberhorn continued, “As we move forward, we will continue to focus on building differentiated offerings that provide compelling value for our customers, driving productivity gains, and improving our cost structure. Additionally, our strong cash flow and balance sheet provide significant flexibility to make investments to accelerate our profitable growth.”

Consolidated Results (Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023)
•Net sales were $339.7 million compared to $367.8 million, primarily reflecting lower volumes, partially offset by improved mix and pricing.

•Gross profit increased by 4.3% to $90.3 million and gross margin improved by 310 bps to 26.6%, primarily driven by higher pricing, improved product mix, lower short-term incentive compensation expense, and lower insurance-related expense, partially offset by the impact of lower volume and a less favorable mix of projects in Services.

•Selling, general and administrative expenses increased $0.8 million to 15.5% of net sales compared to 14.1%, primarily due to higher salaries and benefit costs, partially offset by lower short-term incentive compensation expense.
•Operating income grew 8.3% to $37.6 million, and operating margin increased 170 basis points to 11.1% primarily driven by improved segment operating margin in Architectural Glass as well as the Architectural Glass segment comprising a higher mix of the consolidated results, partially offset by lower segment operating margin in Architectural Framing Systems.

•Net interest expense was $1.5 million, compared to $2.6 million, reflecting a lower average debt level, partially offset by higher average interest rates.

•Income tax expense was $8.3 million, compared to $7.9 million.
•Diluted earnings per share (“EPS”) grew 15% to $1.23.

Segment Results (Third Quarter Fiscal 2024 Compared to Third Quarter Fiscal 2023)

Architectural Framing Systems
Architectural Framing Systems net sales were $139.6 million, compared to $165.0 million, primarily reflecting lower volume due to slowing demand in our short-cycle business, partially offset by a more favorable sales mix. Operating income was $17.0 million, or 12.2% of net sales, compared to $22.1 million, or 13.4% of net sales, primarily reflecting the impact of lower volume, partially offset by improved sales mix, the impact of cost savings initiatives, improved productivity, and lower short-term incentive compensation expenses. Segment backlog2 at the end of the quarter was $183.9 million, compared to $197.5 million at the end of the second quarter.

Architectural Glass
Architectural Glass net sales grew 11.6%, to $91.0 million, primarily driven by improved mix and pricing, reflecting the strategic shift to emphasize premium, high-performance products. This was partially offset by lower volume. Operating income increased to $15.2 million, or 16.7% of net sales, compared to $7.5 million, or 9.1% of net sales. The higher operating margin was primarily driven by the impact of improved mix and pricing, partially offset by the impact of lower volume and cost inflation.

Architectural Services
Architectural Services net sales were $94.7 million, compared to $102.0 million, primarily reflecting a less favorable mix of projects. Operating income was $5.3 million, or 5.6% of net sales, compared to $6.0 million,
2 Backlog is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

or 5.9% of net sales. The change in operating margin was primarily driven by a less favorable mix of projects, partially offset by lower short-term incentive compensation expense. Segment backlog at the end of the quarter was $776.5 million, an increase of 15% compared to $674.4 million at the end of the second quarter, as several large projects were awarded in the quarter.

Large-Scale Optical
Large-Scale Optical net sales were $26.0 million, compared to $26.7 million, primarily reflecting lower volume, partially offset by a more favorable mix and pricing. Operating income was $7.1 million, with operating margin improving to 27.3% of net sales, compared to 26.7%, due to favorable mix and pricing.

Corporate and Other
Corporate and other expense was $6.9 million, compared to $7.9 million, primarily reflecting lower insurance-related costs.

Financial Condition
Net cash provided by operating activities in the quarter was $66.7 million, compared to $53.8 million in last year’s third quarter. Fiscal year to date, net cash provided by operating activities increased to $129.3 million, compared to $51.1 million in the prior-year period. The improved cash flow was primarily driven by favorable working capital changes compared to the prior year. Fiscal year to date, capital expenditures were $27.0 million, compared to $18.1 million last year, as the Company increased investments in projects to support its strategy. Fiscal year to date, the Company has returned $27.5 million of cash to shareholders through share repurchases and dividend payments.

Quarter-end total long-term debt was $100.7 million, compared to $169.8 million at the end of fiscal 2023. The net leverage ratio3 as of the end of the third quarter improved to 0.4x compared to 0.9x at the end of fiscal 2023.

Updated Outlook
The Company increased its outlook for full-year GAAP diluted EPS to a range of $4.71 to $4.86, and adjusted diluted EPS to a range of $4.55 to $4.704. As a reminder, fiscal 2024 is a 53-week year, with an extra week in the fourth quarter. Including the extra week of operations, the Company now expects net sales to decline approximately 3% compared to fiscal 2023. The Company continues to expect a long-term average tax rate of approximately 24.5% and now expects capital expenditures in fiscal 2024 between $40 to $50 million.

Conference Call Information
The Company will host a conference call today at 8:00 a.m. Central Time to discuss its financial results and provide a business update. This call will be webcast and is available in the Investor Relations section of the company’s website, along with presentation slides, at https://www.apog.com/events-and-presentations. A replay and transcript of the webcast will be available on the company’s website for one year from the date of the conference call.

About Apogee Enterprises
Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural products and services for enclosing buildings, and high-performance glass and acrylic products used for preservation, energy conservation, and enhanced viewing. Headquartered in Minneapolis, MN, our portfolio of industry-leading products and services includes high-performance architectural glass, windows, curtainwall, storefront and entrance systems, integrated project management and installation services, as well as value-added glass and acrylic for custom picture framing and displays. For more information, visit www.apog.com.

3 Net leverage ratio is a non-GAAP financial measure. See Use of Non-GAAP Financial Measures later in this press release for more information.
4 See reconciliation of Fiscal 2024 estimated adjusted diluted earnings per share to GAAP diluted earnings per share later in this press release.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Use of Non-GAAP Financial Measures
Management uses non-GAAP measures to evaluate the Company’s historical and prospective financial performance, measure operational profitability on a consistent basis, and provide enhanced transparency to the investment community. Non-GAAP measures should be viewed in addition to, and not as a substitute for, the reported financial results of the Company prepared in accordance with GAAP. Other companies may calculate these measures differently, limiting the usefulness of the measures for comparison with other companies. This release and other financial communications may contain the following non-GAAP measures:

•Adjusted net earnings and adjusted diluted earnings per share (or “adjusted diluted EPS”) are used by the Company to provide meaningful supplemental information about its operating performance by excluding amounts that are not considered part of core operating results to enhance comparability of results from period to period.
•Adjusted EBITDA represents adjusted net earnings before interest, taxes, depreciation, and amortization. The Company believes this metric provides useful information to investors and analysts about the Company's core operating performance.
•Free cash flow is defined as net cash provided by operating activities, minus capital expenditures. The Company considers this measure an indication of its financial strength. However, free cash flow does not fully reflect the Company’s ability to freely deploy generated cash, as it does not reflect, for example, required payments on indebtedness and other fixed obligations.
•Net debt is a non-GAAP measure defined as total debt (current debt plus long-term debt) on our consolidated balance sheet, less cash and cash equivalents. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.
•Net leverage ratio is a non-GAAP ratio defined as net debt divided by trailing twelve months adjusted EBITDA. The Company considers this measure helpful to evaluate our capital structure and financial leverage, and our ability to fund investing and financing activities.

Backlog is an operating measure used by management to assess future potential sales revenue. Backlog is defined as the dollar amount of signed contracts or firm orders, generally as a result of a competitive bidding process, which is expected to be recognized as revenue. Backlog is not a term defined under U.S. GAAP and is not a measure of contract profitability. Backlog should not be used as the sole indicator of future revenue because the Company has a substantial number of projects with short lead times that book-and-bill within the same reporting period that are not included in backlog.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast,” “project,” “should” and similar expressions are intended to identify “forward-looking statements”. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the results, performance, financial condition, prospects and opportunities of the Company, including the following: (A) U.S. and global economic conditions, including the cyclical nature of the North American and Latin American commercial construction industries and the potential impact of an economic downturn or recession; (B) fluctuations in foreign currency exchange rates; (C) actions of new and existing competitors; (D) ability to effectively utilize and increase production capacity; (E) departure of key personnel and ability to source sufficient labor; (F) product performance, reliability and quality issues; (G) project management and installation issues that could affect the profitability of individual contracts; (H) changes in consumer and customer preference, or architectural trends and building codes; (I) dependence on a relatively small number of customers in one operating segment; (J) net sales and operating results that could differ from market expectations; (K) self-insurance risk related to a material product liability or other events for which the Company is liable; (L) dependence on information technology systems and information security threats; (M) cost of compliance with and changes in environmental regulations; (N) supply chain disruptions, including fluctuations in the availability and cost of materials used in our products and the impact of trade

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

policies and regulations; (O) integration of acquisitions and management of acquired contracts; (P) impairment of goodwill or indefinite-lived intangible assets; (Q) our ability to successfully implement our strategy to become the economic leader in our target markets and build an operating model to enable profitable growth and execute our priorities for fiscal year 2024; (R) increases in costs related to employee health care benefits; (S) risks that anticipated results from business restructuring initiatives will not be achieved, implementation of cost-saving and business restructuring initiatives may take more time or cost more than expected, the anticipated cost savings may be materially less than anticipated, and the restructuring may result in disruption in delivery of services to our customers; (T) U.S. and global instability and uncertainty arising from events outside of our control; and (U) the impact of cost inflation and rising interest rates. The Company cautions investors that actual future results could differ materially from those described in the forward-looking statements and that other factors may in the future prove to be important in affecting the Company’s results, performance, prospects, or opportunities. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2023, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact
Jeff Huebschen
Vice President, Investor Relations & Communications
952.487.7538
ir@apog.com

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Statements of Income
(Unaudited)

	Three Months Ended			Nine Months Ended
(In thousands, except per share amounts)	November 25, 2023	November 26, 2022	% Change	November 25, 2023	November 26, 2022	% Change
Net sales	$339,714	$367,847	(7.6)%	$1,055,102	$1,096,591	(3.8)%
Cost of sales	249,409	281,239	(11.3)%	776,440	839,430	(7.5)%
Gross profit	90,305	86,608	4.3%	278,662	257,161	8.4%
Selling, general and administrative expenses	52,658	51,847	1.6%	166,695	157,112	6.1%
Operating income	37,647	34,761	8.3%	111,967	100,049	11.9%
Interest expense, net	1,454	2,590	(43.9)%	5,720	5,494	4.1%
Other expense (income), net	890	552	61.2%	(3,722)	2,035	N/M
Earnings before income taxes	35,303	31,619	11.7%	109,969	92,520	18.9%
Income tax expense	8,329	7,854	6.0%	26,092	8,635	202.2%
Net earnings	$26,974	$23,765	13.5%	$83,877	$83,885	—%

Basic earnings per share	$1.24	$1.09	13.8%	$3.82	$3.81	0.3%
Diluted earnings per share	$1.23	$1.07	15.0%	$3.80	$3.74	1.6%
Weighted average basic shares outstanding	21,819	21,870	(0.2)%	21,981	22,043	(0.3)%
Weighted average diluted shares outstanding	22,013	22,278	(1.2)%	22,093	22,456	(1.6)%
Cash dividends per common share	$0.2400	$0.2200	9.1%	$0.7200	$0.6600	9.1%

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Business Segment Information
(Unaudited)
	Three Months Ended			Nine Months Ended
(In thousands)	November 25, 2023	November 26, 2022	% Change	November 25, 2023	November 26, 2022	% change
Segment net sales
Architectural Framing Systems	$139,585	$165,013	(15.4)%	$462,548	$501,172	(7.7)%
Architectural Glass	90,964	81,541	11.6%	282,262	235,158	20.0%
Architectural Services	94,662	102,031	(7.2)%	272,144	312,151	(12.8)%
Large-Scale Optical	26,009	26,660	(2.4)%	72,110	76,988	(6.3)%
Intersegment eliminations	(11,506)	(7,398)	55.5%	(33,962)	(28,878)	17.6%
Net sales	$339,714	$367,847	(7.6)%	$1,055,102	$1,096,591	(3.8)%
Segment operating income (loss)
Architectural Framing Systems	$16,981	$22,089	(23.1)%	$57,986	$66,266	(12.5)%
Architectural Glass	15,164	7,461	103.2%	49,119	19,087	157.3%
Architectural Services	5,288	6,032	(12.3)%	8,211	14,449	(43.2)%
Large-Scale Optical	7,100	7,109	(0.1)%	17,288	19,598	(11.8)%
Corporate and other	(6,886)	(7,930)	(13.2)%	(20,637)	(19,351)	6.6%
Operating income	$37,647	$34,761	8.3%	$111,967	$100,049	11.9%
Segment operating margin
Architectural Framing Systems	12.2%	13.4%		12.5%	13.2%
Architectural Glass	16.7%	9.1%		17.4%	8.1%
Architectural Services	5.6%	5.9%		3.0%	4.6%
Large-Scale Optical	27.3%	26.7%		24.0%	25.5%
Corporate and other	N/M	N/M		N/M	N/M
Operating margin	11.1%	9.4%		10.6%	9.1%
•Segment net sales is defined as net sales for a certain segment and includes revenue related to intersegment transactions.
•Segment operating income is defined as operating income for a certain segment including operating income related to intersegment transactions and excluding certain corporate costs that are not allocated at a segment level.
•Segment operating margin is defined as segment operating income divided by segment net sales.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Condensed Balance Sheets
(Unaudited)
(In thousands)	November 25, 2023	February 25, 2023
Assets
Current assets
Cash and cash equivalents	$23,407	$19,924
Restricted cash	—	1,549
Receivables, net	198,249	197,267
Inventories	70,267	78,441
Contract assets	48,146	59,403
Other current assets	32,390	26,517
Total current assets	372,459	383,101
Property, plant and equipment, net	246,206	248,867
Operating lease right-of-use assets	38,849	41,354
Goodwill	129,053	129,026
Intangible assets, net	64,174	67,375
Other non-current assets	44,114	45,642
Total assets	$894,855	$915,365
Liabilities and shareholders' equity
Current liabilities
Accounts payable	83,107	86,549
Accrued compensation and benefits	42,768	51,651
Contract liabilities	35,770	28,011
Operating lease liabilities	12,358	11,806
Other current liabilities	62,572	64,532
Total current liabilities	236,575	242,549
Long-term debt	100,666	169,837
Non-current operating lease liabilities	29,547	33,072
Non-current self-insurance reserves	31,830	29,316
Other non-current liabilities	40,506	44,183
Total shareholders’ equity	455,731	396,408
Total liabilities and shareholders’ equity	$894,855	$915,365

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Consolidated Statement of Cash Flows
(Unaudited)
	Nine Months Ended
(In thousands)	November 25, 2023	November 26, 2022
Operating Activities
Net earnings	$83,877	$83,885
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	31,185	31,925
Share-based compensation	6,644	5,961
Deferred income taxes	1,296	2,341
Gain on disposal of assets	(50)	(1,484)
Proceeds from New Markets Tax Credit transaction, net of deferred costs	—	18,390
Settlement of New Markets Tax Credit transaction	(4,687)	(19,523)
Noncash lease expense	8,742	8,924
Other, net	10	4,700
Changes in operating assets and liabilities:
Receivables	(846)	(55,791)
Inventories	8,256	(5,822)
Contract assets	11,194	(8,314)
Accounts payable	(1,902)	(19,780)
Accrued expenses	(7,015)	7,281
Contract liabilities	7,635	24,702
Refundable and accrued income taxes	(7,587)	(14,391)
Operating lease liability	(9,214)	(9,168)
Prepaid expenses and other current assets	1,714	(2,724)
Net cash provided by operating activities	129,252	51,112
Investing Activities
Capital expenditures	(26,956)	(18,119)
Proceeds from sales of property, plant and equipment	247	5,212
Purchases of marketable securities	(969)	—
Sales/maturities of marketable securities	1,370	923
Net cash used by investing activities	(26,308)	(11,984)
Financing Activities
Borrowings on line of credit	195,851	430,879
Repayment on debt	—	(151,000)
Payments on line of credit	(265,000)	(239,000)
Payments on debt issuance costs	—	(790)
Repurchase and retirement of common stock	(11,821)	(74,312)
Dividends paid	(15,690)	(14,415)
Other, net	(3,781)	(2,959)
Net cash used by financing activities	(100,441)	(51,597)
Increase (decrease) in cash, cash equivalents and restricted cash	2,503	(12,469)
Effect of exchange rates on cash	(569)	350
Cash, cash equivalents and restricted cash at beginning of year	21,473	37,583
Cash and cash equivalents at end of period	$23,407	$25,464

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	November 25, 2023	November 26, 2022	November 25, 2023	November 26, 2022
Net earnings	$26,974	$23,765	$83,877	$83,885
NMTC settlement gain(1)	—	—	(4,687)	—
Worthless stock deduction and related discrete tax benefits(2)	—	—	—	(13,702)
Income tax impact on above adjustments	—	—	1,148	—
Adjusted net earnings	$26,974	$23,765	$80,338	$70,183

	Three Months Ended		Nine Months Ended
	November 25, 2023	November 26, 2022	November 25, 2023	November 26, 2022
Diluted earnings per share	$1.23	$1.07	$3.80	$3.74
NMTC settlement gain(1)	—	—	(0.21)	—
Worthless stock deduction and related discrete tax benefits(2)	—	—	—	(0.61)
Income tax impact on above adjustments	—	—	0.05	—
Adjusted diluted earnings per share	$1.23	$1.07	$3.64	$3.13

Weighted average diluted shares outstanding	22,013	22,278	22,093	22,456

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.
(2)	Worthless stock deduction and related discrete income tax benefits from the impairment of the Sotawall business in fiscal 2023 which was recorded in income tax expense (benefit).

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Adjusted EBITDA (Earnings before interest, taxes, depreciation and amortization)
(Unaudited)

	Three Months Ended		Nine Months Ended
(In thousands)	November 25, 2023	November 26, 2022	November 25, 2023	November 26, 2022
Net earnings	$26,974	$23,765	$83,877	$83,885
Income tax expense	8,329	7,854	26,092	8,635
Interest expense, net	1,454	2,590	5,720	5,494
Depreciation and amortization	10,524	10,477	31,185	31,925
EBITDA	$47,281	$44,686	$146,874	$129,939
NMTC settlement gain(1)	—	—	(4,687)	—
Adjusted EBITDA	$47,281	$44,686	$142,187	$129,939

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Reconciliation of Non-GAAP Measure - Net Leverage Ratio
(Unaudited)

Net Debt (In thousands)	November 25, 2023		February 25, 2023
Total debt	$100,666		$169,837
Less: Cash and cash equivalents	23,407		19,924
Net Debt	$77,259		$149,913

	Trailing twelve months ending
Adjusted EBITDA	November 25, 2023		February 25, 2023
Net earnings	$104,099		$104,107
Income tax expense	29,971		12,514
Interest expense, net	7,886		7,660
Depreciation and amortization	41,663		42,403
EBITDA	$183,619		$166,684
NMTC Settlement Gain(1)	(4,687)		—
Adjusted EBITDA	$178,932		$166,684

Net Leverage	November 25, 2023		February 25, 2023
Net Debt	$77,259		$149,913
Adjusted EBITDA	178,932		166,684
Net Leverage Ratio	0.4	x	0.9	x

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc.
Fiscal 2024 Outlook
Reconciliation of Fiscal 2024 outlook of estimated Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Fiscal Year Ending March 2, 2024
	Low Range	High Range
Diluted earnings per share	$4.71	$4.86
NMTC settlement gain(1) per share	(0.21)	(0.21)
Income tax impact on above adjustments per share	0.05	0.05
Adjusted diluted earnings per share	$4.55	$4.70

(1)	Realization of a New Market Tax Credit (NMTC) benefit during the second quarter of fiscal 2024, which was recorded in other expense (income), net.

Apogee Enterprises, Inc. • 4400 West 78th Street • Minneapolis, MN 55435 • (952) 835-1874 • www.apog.com